Exhibit 99.14

OTC Stock Review Issues Report On Avalon Oil & Gas, Inc.
Monday September 17, 9:52 am ET

ATLANTA, Sept. 17, 2007 (PRIME NEWSWIRE) -- OTC Stock Review announces that it has published an updated report on Avalon Oil & Gas, Inc. (OTC BB:AOGN.OB -
News). Avalon Oil & Gas, Inc., headquartered in Minneapolis, MN, engages in the acquisition of oil and gas producing properties, while its technology group acquires and develops oil and gas production enhancing technologies from early stage licensing partners. The company is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various properties.

Avalon Oil & Gas, Inc. management has quietly built up a growing oil and gas company. Oil's rapid rise from $69.00 a barrel less than a month ago has been propelled by falling domestic oil inventories and concerns about growing demand. Oil prices flirted with $80.00 a barrel as a production increase from OPEC failed to calm market concerns about the availability of supplies for winter in the Northern Hemisphere.

Avalon Oil & Gas, Inc.'s Board of Directors announced plans to create a wholly owned subsidiary with focus in oil and gas recovery technology and spin it off as a fully reporting OTCBB corporate entity by issuing a share dividend to common stockholders of Avalon Oil & Gas, Inc. This technology portfolio includes: developments to mitigate paraffin wax deposits in well bores and oil production tubing; a system to detect hazardous gas leaks including small leaks in natural gas pipelines; and a system for intelligent drilling and completion sensors to provide real-time oil reservoir monitoring of subsurface information. Digital oilfield technologies are projected to boost world oil reserves by 125 billion barrels over the next 5 to 10 years.

The complete report is available at
http://otcstockreview.com/Files/AOGN/AOGN_Review.pdf.

Additionally, more information on Avalon Oil & Gas, Inc. is available at http://www.avalonoilinc.com.

NOTE: The purpose of this release is to introduce the reader to OTCStockReview.com and Avalon Oil & Gas, Inc. OTC Stock Review is not a Registered Investment Advisor or a Broker/Dealer. Information and opinions presented in this release are solely for informative purposes and not intended, nor should they be construed as, investment advice. This document contains information obtained from public sources about Avalon Oil & Gas, Inc., but does not contain all the relevant material information necessary to evaluate the company. This release is not to be considered an offer to buy, sell, hold, and/or otherwise trade in the securities of Avalon Oil & Gas, Inc., as profiled. Officers, directors, and employees of OTC Stock Review hold a long equity position in Avalon Oil & Gas, Inc. and may trade in these securities in the open market. Carefully review profiled companies with your investment advisor, stockbroker, or other such professional. OTC Stock Review is not liable for any investment decisions by its readers or their advisors. Readers are encouraged to obtain copies of the profiled Company's periodic reports filed with United States Securities and Exchange Commission, which are generally available at http://www.sec.gov. You can view our complete disclaimer at http://www.otcstockreview.com/disclaimer.htm.

Contact:
          OTC Stock Review
          David Kugelman
          (866) 692-6847
          dk@otcstockreview.com
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Source: OTCStockReview.com; Avalon Oil & Gas, Inc.